Exhibit 10.92

Amendment of Executive Retention and Severance Agreement

This Amendment of Executive Retention and Severance Agreement (the “Amendment”) is entered into effective as of January 28, 2013 between Move, Inc. (the “Company”) and Rachel Glaser (“Executive”).  In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1.  Section 2.4 of the Executive Retention and Severance Agreement between Executive and the Company dated December 21, 2011 (the “Retention Agreement”) shall be emended to read in its entirety as follows:

“2.4                         Stock Award Acceleration.  Immediately prior to the effective date of the Change of Control, 100% of all outstanding stock options granted, restricted stock units granted  and/or restricted stock issued to Executive (collectively the “Outstanding Equity”), shall vest. In addition, all Outstanding Equity consisting of stock options shall be exercisable by Executive for a period of ninety (90) days following the end of such transition period (if any) or ninety (90) days following termination if the Company requests no transition period.”

2.  Section 3.4 of the Retention Agreement shall be amended to read in its entirety as follows:

“3.4                         Stock Award Acceleration. Upon Executive’s termination date, 100% of all Outstanding Equity shall vest. In addition, all Outstanding Equity consisting of stock options shall be exercisable by Executive for a period of ninety (90) days following the end of such transition period (if any) or ninety (90) days following termination if the Company requests no transition period.”

3.  The last sentence of Section 5.4 of the retention Agreement shall be amended to read in its entirety as follows:

“In the event of a termination of Executive’s employment (1) by the Company as a result of the Disability of Executive or (2) as a result of the death of Executive, Executive (or Executive’s estate) shall be entitled to the benefits of Section 3 and to the benefits of the terms of the applicable incentive plan under which any equity has been granted to Executive to the extent such terms are more favorable to the Executive than those set forth in Section 3.”

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed on the day and year first above written.

MOVE, INC.

By:	/s/ Steven H. Berkowitz
Its:	CEO

/s/ Rachel Glaser
Rachel Glaser